Exhibit 99.1

Valero Energy Announces Filing of IPO Registration Statement of Valero GP Holdings, LLC, The Indirect General Partner of Valero L.P.; Sale Won't Affect Valero L.P. Headquarters, Staffing or Management Team

SAN ANTONIO--(BUSINESS WIRE)--March 31, 2006--Valero Energy Corporation (NYSE:VLO) announced today that its subsidiary Valero GP Holdings, LLC has filed a registration statement on Form S-1 with the Securities and Exchange Commission (SEC) for an initial public offering of approximately 37% of its units representing limited liability company interests. All units will be sold by subsidiaries of Valero Energy Corporation, which initially will retain an approximate 63% ownership interest in Valero GP Holdings, LLC, the owner of the general partner interest, the incentive distribution rights and a 21.4% limited partner interest in Valero L.P. (NYSE:VLI), a publicly traded limited partnership that is engaged in the crude oil and refined product transportation, terminaling and storage business. Valero Energy has stated its intention to further reduce and ultimately sell all of its interest in Valero GP Holdings, LLC, pending market conditions.

Once the initial public offering takes place, all Valero L.P. employees will keep their jobs at their current salaries with comparable benefit levels, and the corporate office will remain at the Valero campus in San Antonio. The Valero L.P. management team, led by CEO Curt Anastasio, will remain intact, and Bill Greehey will remain Chairman of the Board.

Lehman Brothers Inc. will act as the sole bookrunner. This offering of units will be made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Ave., Edgewood, N.Y. 11717; fax: 631-254-7268; e-mail: Monica_Castillo@adp.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Valero

Valero Energy Corporation is based in San Antonio and has approximately 22,000 employees. The company owns and operates 18 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.3 million barrels per day.

About Valero L.P.

Valero L.P. is a master limited partnership based in San Antonio, with 9,186 miles of pipeline, 89 terminal facilities and four crude oil storage facilities. The partnership has operations in the United States, Canada, Mexico, the Netherlands Antilles, the Netherlands and the United Kingdom. The partnership's combined system has approximately 77.7 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, petroleum and a specialty liquids storage and terminaling business, as well as crude oil storage tank facilities.

Contact:

Valero Energy Corporation, San Antonio

Investors, Eric Fisher, Vice President,

Investor Relations: 210-345-2896

or

Media, Mary Rose Brown, Senior Vice President,

Corporate Communications: 210-345-2314

Website: http://www.valero.com /